PRESS RELEASE
FROM:

NYSE:  NLY
                         ANNALY CAPITAL MANAGEMENT, INC.
                           1211 AVENUE OF THE AMERICAS
                                   SUITE 2902
                            NEW YORK, NEW YORK 10036

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION
-----------------------

Investor Relations
1-(888) 8Annaly
www.annaly.com
--------------

FOR IMMEDIATE RELEASE

          ANNALY CAPITAL MANAGEMENT, INC. ANNOUNCES PREFERRED DIVIDENDS

         NEW YORK, NEW YORK - August 16, 2006 - In accordance with the terms of the 7.875% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred
Stock") of Annaly Capital Management, Inc. ("Annaly"), the Board of Directors of
Annaly has declared a Series A Preferred Stock cash dividend for the third quarter of $0.492188 per share of Series A Preferred Stock. This dividend is payable on October 2, 2006 to Series A Preferred Stock shareholders of record as of September 1, 2006.

         In accordance with the terms of the Annaly's 6% Series B Cumulative
Convertible Preferred Stock ("Series B Preferred Stock"), the Board of Directors
of Annaly has declared a Series B Preferred Stock cash dividend for the third quarter of $0.375 per share of Series B Preferred Stock, payable on October 2,
2006 to Series B Preferred Stock shareholders of record as of September 1, 2006.

         Annaly manages assets on behalf of institutional and individual investors worldwide through Annaly and through the funds managed by its wholly-owned registered investment advisor, FIDAC. Annaly's principal business objective is to generate net income for distribution to investors from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition and from dividends Annaly receives from FIDAC, which earns investment advisory fee income. Annaly is a
Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT").

         This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate,"
"continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, changes in the market value of our assets, changes in business conditions and the general economy, FIDAC's clients' removal of assets FIDAC manages, FIDAC's regulatory requirements, and competition in the investment management business, changes in government regulations affecting our business, and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk
Factors" in our Annual Report on Form 10-K for the fiscal year ended December
31, 2005 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended
March 31, 2006 and June 30, 2006. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.